Exhibit 107

Calculation of Fling Fee Tables

Form S-3

(Form Type)

Peakstone Realty Trust

(Exact Name of Registrant as Specified in its Charter)

PKST OP, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
	Peakstone Realty Trust
Fees to Be Paid:	Equity	Common Shares, $0.001 par value per share	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)(3)	(4)	(4)
	Equity	Preferred Shares, $0.001 par value per share	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)(3)	(4)	(4)
	Debt	Debt Securities	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(4)	(4)
	Equity	Depositary Shares	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(4)	(4)
	Other	Warrants(5)	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(4)	(4)
	Other	Purchase Contracts	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(4)	(4)
	Other	Units(6)	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(4)	(4)
	Debt	Guarantees of Debt Securities of PKST OP, L.P. (7)	Rule 456(b) Rule 457(r)	(8)	—	—	—	—

	PKST OP, L.P.
	Debt	Debt Securities (7)	Rule 456(b) Rule 457(r)	(1)(2)	(1)(2)	(1)(2)	(4)	(4)
Fees Previously Paid	N/A	—	—	—	—	—	—	—

	Total Offering Amounts:							—
	Total Fees Previously Paid:							—
	Total Fee Offsets:							—
	Net Fee Due:							—
(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. An unspecified number of the securities of each identified class of securities is being registered for possible issuance from time to time at indeterminate prices.
(3)	Includes rights to acquire common shares or preferred shares of Peakstone Realty Trust under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(4)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee.
(5)	The warrants covered by this Registration Statement may be preferred share warrants, common share warrants or depositary share warrants.
(6)	In U.S. dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).
(7)	Peakstone Realty Trust may fully and unconditionally guarantee the payment of principal of and premium (if any) and interest on debt securities offered by PKST OP, L.P.
(8)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.